Exhibit B-5

Form of Guarantee

[Translation]

1. The Republic of Korea hereby irrevocably guarantees to the creditor or holder of the following Guaranteed Debt (the “Beneficiary”) the payment on such Guaranteed Debt, in accordance with Article 92 of the National Finance Act:

(1)	Obligor: The Korea Development Bank;

(2)	Details of the Guaranteed Debt: as specified in the “Application for Guarantee Approval (Single Debt)” dated as of [ ]; and

(3)	Guaranteed Amount: principal amount of the Guaranteed Debt and accrued interest (including any default interest and related expenses) on such principal amount.

2. Demand for Payment under the Guarantee. The Beneficiary under this Guarantee can demand the payment of (i) the Guaranteed Amount, in the event and to the extent the Obligor fails to satisfy its payment obligations on a due date as required under the Guaranteed Debt, or (ii) the outstanding amount of the principal, together with the interest (including any default interest and related expenses) accrued or to be accrued until the date of actual payment by the guarantor, up to the Guaranteed Amount, in the event the Guaranteed Debt is accelerated as a result of the Obligor’s failure to comply with the covenants under the Guaranteed Debt, in each case by delivering this Guarantee (including documentary evidence to prove acceleration of the Guaranteed Debt in case of acceleration) to the Republic pursuant to Article 8 of the Rules for the State Guarantee of External Debt of Korean Banks. Upon such demand, the Republic shall promptly (after expiration of any applicable grace period) pay the Beneficiary such amount as demanded by the Beneficiary in accordance with the preceding sentence. A demand for payment must be in writing and made in the form attached hereto as Annex 1.

3. The obligation of the guarantor under this Guarantee shall terminate if the Guaranteed Debt has been varied, amended, waived, released, novated, supplemented, extended or restated in any respect without the prior written consent of the guarantor.

4. The obligation of the guarantor under this Guarantee shall become effective at the time the Guaranteed Debt becomes effective and terminate on [            ]. In any event, this Guarantee shall be effective only as to the payment obligations that are payable (at maturity, on scheduled payment dates, by acceleration or otherwise) on or before June 30, 2012 and only up to the sum of the principal and accrued interest (including default interest and related expenses) outstanding as of the date on which the payment obligations are due. The obligation of the guarantor under this Guarantee shall terminate unconditionally and irrevocably if the Beneficiary fails to make a demand for guarantee payment within three months after the final stated maturity of the Guaranteed Debt.

5. The guarantor may amend the terms of this Guarantee upon giving notice to the Obligor; provided, however, that such amendment may not adversely affect the interests of the Beneficiary unless such amendment is effected by a statute.

6. This guarantee is governed by, and shall be construed in accordance with, the laws of the Republic of Korea.

7. Terms used but not otherwise defined herein shall have the meanings assigned thereto in the “Rules for the State Guarantee of External Debt of Korean Banks” (as may be amended from time to time, the “Rules”). The Rules are posted on the website of the Ministry of Strategy and Finance (http://mosf.go.kr).

Dated:
Minister of Strategy and Finance [official seal]

Annex 1

Form of Demand for Guarantee Payment

To: Minister of Strategy and Finance

Copy to: [Director-General of Fiscal Policy Bureau]

Address: [Government Complex, Gwacheonsi, Gyonggido, Republic of Korea]

Fax: +82-2-503-9194

[Please insert information about the Obligor and the Guaranteed Debt]

1. We are [the holder] [the trustee for the holders] of the above-mentioned Guaranteed Debt.

2. [The due date, (after expiry of the applicable grace period (if any)), for the payment of [principal] [interest] to us under the above-mentioned Guaranteed Debt was [            ], but such payment has not been made to us.]1 We certify that we have validly demanded in writing payment of the amount of [            ] from the Obligor of the above-mentioned Guaranteed Debt and that the Obligor has failed to pay the amount demanded.

3. We hereby demand payment to us, in accordance with your guarantee with respect to the Guaranteed Debt described above, of an amount of [            ] that the Obligor has failed to pay under the Guaranteed Debt.

Signed by:
Name:
Title:

(1)	This sentence may be modified according to the types of default, such as a default in the payment of principal and interest at maturity, a default in the payment of interest or a default in the compliance with covenants.